Exhibit 99.1

PRESS RELEASE

Playlogic Entertainment Inc, announces  2008 financial results

Playlogic Full Year 2008 results negative due to current economic crisis combined with the shift in product release dates and additional impairment on capitalized software

Amsterdam / New York, April 1st ,2009 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) today announced financial results for the year ended December 31, 2008.

Net revenues

For the full year 2008, net revenues slightly decreased from $10.1 million in 2007 to $9.0 million in 2008, a decrease of 11%. This decrease was due to the fact that Playlogic had to postpone several titles from Q4 2008 to first half year of 2009.

Gross profit

Gross profit for 2008 decreased from $5.0 million in 2007 to $3.5 million in 2008, a decrease of 30%.

Operating Loss

Operating loss fell from $0.3 million for the full year 2007 to $9.1 million for the fiscal year 2008.

Net Profit / Loss

The net profit of $0.7 million in 2007 turned in  to a loss of $9.5 million in 2008. This includes a onetime additional impairment on capitalized software of $4.5 million in 2008.

EPS

Earnings per share turned into a loss of $0.22 compared with a profit of $0.03 per share in 2007. Earnings per share includes a onetime additional impairment on capitalized software of $0.11 per share in 2008. Loss per share is based on the weighted-average share of common stock outstanding in 2008.

Outlook 2009

Playlogic will publish 12 games on several platforms (28 SKU’s) in 2009 among which the highly expected “Fairytale Fights” (PS3, Xbox 360, PC) in the 4th quarter of 2009, the movie based “They Came From Upstairs” (Wii, DS, PS2, PC) in the 3rd quarter of 2009 and “Infernal” (Xbox 360) in the 2nd quarter of 2009. Playlogic expects, despite the current economic crisis, to be profitable for the full year 2009.  Net profit for 2009 will be in the range of $5.5 million and $7.5 million, between $0.12 and $0.17 per share.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 110 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands . Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 12 titles, on several platforms, during 2009.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Loana Leatomu
T: +31 20 676 03 04
E: lleatomu@playlogicint.com

For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com